KRISPY KREME REPORTS FINANCIAL RESULTS
FOR THE THIRD QUARTER OF FISCAL 2016

Winston-Salem, NC – December 8, 2015 – Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) today reported financial results for the third quarter of fiscal 2016, ended November 1, 2015.

Third Quarter Fiscal 2016 Highlights Compared to the Year-Ago Period:

■	Revenues increased 4.6% to $128.5 million from $122.9 million.
■	Systemwide domestic same store sales rose 3.4%, including a 2.8% gain at Company Stores; constant currency international franchise same store sales declined 3.7%.
■	Operating income rose 3.8% to $13.4 million from $12.9 million.
■	Net income was $7.6 million ($0.11 per share) compared to $8.1 million ($0.12 per share) in the third quarter last year.
■	Adjusted net income improved to $12.4 million compared to $12.1 million and adjusted earnings per share rose 5.6% to $0.19 per share from $0.18 per share. Adjusted net income and adjusted EPS are non-GAAP measures (see the reconciliation of GAAP to adjusted earnings in the table accompanying this release) and reflect income tax expense only to the extent currently payable in cash.
■	The Company repurchased 890,000 shares of its common stock under the Board of Directors approved authorization at a total cost of $15.7 million.

Year-to-Date Fiscal 2016 Highlights Compared to the Year-Ago Period:

■	Revenues increased 6.4% to $388.4 million from $365.0 million.
■	Systemwide domestic same store sales rose 4.7%, including a 3.1% gain at Company Stores; constant currency international franchise same store sales declined 2.7%.
■	Operating income rose 7.0% to $41.4 million from $38.7 million.
■	Net income was $24.2 million ($0.36 per share) compared to $23.5 million ($0.34 per share) last year.
■	Adjusted net income improved to $38.8 million compared to $36.9 million and adjusted earnings per share rose 9.4% to $0.58 per share from $0.53 per share.
■	Cash provided by operating activities was $55.4 million compared to $45.7 million last year.
■	The Company repurchased 2.8 million shares of its common stock under the Board of Directors approved authorization at a total cost of $50.0 million.

President and Chief Executive Officer Tony Thompson commented: “Third quarter results were in line with our expectations. Continued strong systemwide domestic same store sales reflected our effective use of promotional incentives such as ‘special event’ days and premium-priced limited time offers which drove both sales and traffic. We remain focused on growing at a prudent pace and continuing to return excess capital to shareholders through ongoing share repurchases.”

Thompson continued, “We are on track to open over 130 net new Krispy Kreme shops around the world in fiscal 2016. More importantly, we continue managing Krispy Kreme for the long-term by focusing on the tremendous opportunities we see for our iconic brand. Our energies are centered on driving sales, profitability and reducing investment costs at small retail shops which will strengthen our domestic expansion model for both Company and franchise development. We also continue to expand our pipeline for international franchise development with the signing of agreements in seven new countries this year. In addition, we are pleased to be spreading the joy of Krispy Kreme to U.S. troops and their families at military bases across much of Europe through a new partnership with the Army & Air Force Exchange Service. At home and abroad, we believe there is a strong demand for our products and brand.”

Third Quarter Fiscal 2016 Segment Results

Company Stores revenues increased 5.8% to $87.4 million in the third quarter of fiscal 2016, driven by an 11.2% increase in on-premises sales as store operating weeks increased 10.2% and same store sales rose 2.8%. Sales within the consumer packaged goods category, which represents approximately half of the revenues of the Company Stores segment, were flat with the prior year. Company Stores segment operating income increased from $1.7 million to $4.1 million in the third quarter of this year driven by the Company Stores contribution margin increasing from 12.8% to 15.4%. The margin increase was primarily driven by lower agricultural commodity and fuel costs.

Domestic Franchise revenues increased 11.5% to $3.7 million, principally driven by higher royalties. Total sales by domestic franchisees rose 6.9%, and same store sales at domestic franchise shops increased 3.8%. The Domestic Franchise segment generated operating income of $2.0 million in the third quarter of this year and last year. The Company incurred slightly higher operating costs in the third quarter of fiscal 2016 as it continued to expand its domestic franchise program.

International Franchise revenues decreased 7.7% to $6.3 million from $6.9 million in the third quarter last year principally due to unfavorable foreign exchange rates which adversely affected royalty revenues and segment operating income by approximately $800,000. Sales by international franchise stores declined 1.3% (excluding the effects of changes in foreign exchange rates, sales rose 11.0%). Constant currency same store sales at international franchise stores declined 3.7%. International Franchise segment operating income decreased to $4.5 million compared to $5.0 million in the third quarter last year primarily due to the negative impact of foreign exchange rates.

KK Supply Chain revenues (including sales to Company Stores) rose 2.9% to $63.4 million and external KK Supply Chain revenues rose 3.5% to $31.2 million. KK Supply Chain generated operating income of $11.5 million in the third quarter of fiscal 2016 compared to $10.2 million in the third quarter last year.

Fiscal 2016 Outlook

Management updated its outlook for adjusted earnings per share for fiscal 2016 to $0.78 to $0.80 per share, compared to $0.70 per share in fiscal 2015.

The Company provided the following updates to its full year fiscal 2016 assumptions:

■	Approximately 10 net new Company shops
■	Approximately 20 net new domestic franchise shops
■	100 to 110 net new international franchise shops
■	Capital expenditures of approximately $30 million
■	Continued growth in domestic same store sales
■	A continued reduction in agricultural commodity and fuel costs compared to fiscal 2015

■	No additional negative impact for derivatives as all derivative contracts have been settled as of the end of the third quarter
■	Negative effects of a stronger U.S. dollar
■	Fourth quarter gain of approximately $660,000 from the settlement of a claim for lost income related to the 2010 Deepwater Horizon oil spill in the Gulf of Mexico

Fiscal 2017 Outlook

The Company is providing the following expectations for fiscal 2017, which begins February 1, 2016:

■	Approximately 10 net new Company shops
■	Approximately 20 net new domestic franchise shops
■	Approximately 100 net new international franchise shops
■	Capital expenditures of $30 million to $35 million
■	Continued growth in domestic same store sales
■	Relatively flat agricultural commodity and fuel costs compared to fiscal 2016
■	Continued negative effects of a stronger U.S. dollar
■	Effective tax rate of 40%

Conference Call

The Company will host a conference call to review financial results for the third quarter of fiscal 2016 as well as its outlook for the balance of the year this afternoon at 5:00 p.m. (ET). A webcast of the conference call will be available at www.krispykreme.com. The conference call also can be accessed over the phone by dialing (877) 407-0784 or, for international callers, by dialing (201) 689-8560. An archived replay of the call will be available shortly after its conclusion by dialing (877) 870-5176, or (858) 384-5517 for international callers; the passcode is 13624434. The audio replay will be available through December 15, 2015.

About Krispy Kreme

Krispy Kreme Doughnuts, Inc. is a leading branded specialty retailer and wholesaler of premium quality sweet treats and complementary products, including its signature Original Glazed® doughnut. Headquartered in Winston-Salem, NC, the Company has offered the highest quality doughnuts and great tasting coffee since it was founded in 1937. Today, there are over 1,080 Krispy Kreme shops in more than 20 countries around the world. Connect with Krispy Kreme at www.krispykreme.com.

###

Information contained in this press release, other than historical information, should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, assumptions and expectations of our future economic performance, considering the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. The words “believe,” “may,” “forecast,” “could,” “will,” “should,” “would,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “strive” or similar words, or the negative of these words, identify forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the quality of Company and franchise store operations and changes in sales volume; risks associated with the use and implementation of information technology; our ability, and our dependence on the ability of our franchisees, to execute on our and their business plans; our relationships with our franchisees; actions by franchisees that could harm our business; our ability to implement our domestic and international growth strategy; our ability to implement and operate our domestic shop model; political, economic, currency and other risks associated with our international operations; the price and availability of raw materials needed to produce doughnut mixes and other ingredients, and the price of motor fuel; our relationships with wholesale customers; reliance on third parties in many aspects of our business; our ability to protect our trademarks and trade secrets; changes in customer preferences and perceptions; risks associated with competition; risks related to the food service industry, including food safety and protection of personal information; compliance with government regulations relating to food products and franchising; and increased costs or other effects of new government regulations. These and other risks and uncertainties, which are described in more detail in the Company’s most recent Annual Report on Form 10-K and other reports and statements filed with the United States Securities and Exchange Commission, are difficult to predict, involve uncertainties that may materially affect actual results and may be beyond the Company’s control, and could cause actual results, performance or achievements to be materially different from those expressed or implied by any of these forward-looking statements. New factors emerge from time to time, and it is not possible for management to predict all such factors or to assess the impact of each such factor on the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

KRISPY KREME DOUGHNUTS, INC.

CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Revenues	$128,544	$122,871	$388,354	$364,967
Operating expenses:
Direct operating expenses (exclusive of depreciation and
amortization expense shown below)	102,924	101,067	310,841	296,524
General and administrative expenses	6,796	5,553	21,068	19,337
Depreciation and amortization expense	4,056	3,280	12,123	9,486
Impairment charges and lease termination costs	(22)	4	286	50
Pre-opening costs related to Company Stores	923	702	1,761	1,173
(Gains) and losses on commodity derivatives, net	506	681	900	578
(Gain) on refranchisings, net of business acquisition charges	-	(1,285)	-	(854)
Operating income	13,361	12,869	41,375	38,673
Interest income and (expense), net	(369)	(168)	(914)	(238)
Equity in losses of equity method franchisees	-	(53)	-	(171)
Other non-operating income and (expense), net	140	91	413	411
Income before income taxes	13,132	12,739	40,874	38,675
Provision for income taxes	5,564	4,633	16,722	15,161
Net income	$7,568	$8,106	$24,152	$23,514

Earnings per common share:
Basic	$0.12	$0.12	$0.37	$0.35
Diluted	$0.11	$0.12	$0.36	$0.34

Weighted average shares outstanding:
Basic	64,373	66,407	65,493	66,313
Diluted	65,951	68,654	67,298	69,042

KRISPY KREME DOUGHNUTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	November 1,	February 1,
	2015	2015
	(In thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,269	$50,971
Receivables, net	32,046	28,581
Inventories	19,324	18,194
Deferred income taxes	23,041	23,245
Other current assets	5,518	6,856
Total current assets	117,198	127,847
Property and equipment	126,552	115,758
Goodwill and other intangible assets	29,649	30,070
Deferred income taxes	53,788	68,278
Other assets	10,306	10,760
Total assets	$337,493	$352,713

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of lease obligations	$346	$333
Accounts payable and accrued liabilities	52,852	49,625
Total current liabilities	53,198	49,958
Lease obligations, less current portion	11,262	9,354
Other long-term obligations and deferred credits	25,478	25,615

Commitments and contingencies

Total shareholders' equity	247,555	267,786
Total liabilities and shareholders’ equity	$337,493	$352,713

KRISPY KREME DOUGHNUTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	November 1,	November 2,
	2015	2014
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,152	$23,514
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,123	9,486
Deferred income taxes	14,694	13,381
Impairment charges	343	-
Accrued rent expense	490	597
Loss on disposal of property and equipment	105	212
(Gain) on refranchising	-	(1,247)
Share-based compensation	5,018	3,397
Equity in losses of equity method franchisees	-	171
Unrealized (gains) losses on commodity derivative positions	(1,811)	593
Other	23	100
Net change in assets and liabilities	269	(4,486)
Net cash provided by operating activities	55,406	45,718
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(20,397)	(21,254)
Proceeds from disposals of property and equipment	279	2,222
Acquisition of stores from franchisees	(312)	(7,152)
Proceeds from refranchising	-	1,847
Other investing activities	974	584
Net cash used for investing activities	(19,456)	(23,753)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of lease obligations	(251)	(296)
Proceeds from exercise of stock options	1,933	9,921
Repurchase of common shares	(51,334)	(42,867)
Net cash used for financing activities	(49,652)	(33,242)
Net decrease in cash and cash equivalents	(13,702)	(11,277)
Cash and cash equivalents at beginning of period	50,971	55,748
Cash and cash equivalents at end of period	$37,269	$44,471

KRISPY KREME DOUGHNUTS, INC.

NON-GAAP FINANCIAL INFORMATION
(Unaudited)

As of February 1, 2015, the Company had net deferred income tax assets of approximately $92 million, of which approximately $44 million related to federal and state net operating loss carryovers. The Company’s federal net operating loss carryovers totaled approximately $159 million.

The Company has reported cumulative pretax income of over $160 million since the beginning of fiscal 2010, and the Company also has generated significant taxable income during this period. However, because of the Company’s utilization of its federal and state net operating loss carryovers and other deferred tax assets, the Company’s cash payments for income taxes have been relatively insignificant during this period. As a result, the provision for income tax expense has substantially exceeded cash payments for income taxes. Until such time as the Company’s net operating loss carryovers are exhausted or expire, GAAP income tax expense is expected to continue to substantially exceed the amount of cash income taxes payable by the Company.

The Company recorded a pretax charge of approximately $2.5 million in the fourth quarter of fiscal 2015 for the settlement of amounts due under an employment agreement with the Company’s former chief executive officer. That officer, who was most recently the Company’s Executive Chairman, transitioned from that role to the non-employee role of non-executive chairman of the board of directors in late January 2015. Charges of this nature are not expected to recur on a regular basis.

The following non-GAAP financial information and related reconciliation of adjusted net income to GAAP net income are provided to assist the reader in understanding the effects of the above facts and transactions on the Company’s results of operations. In addition, the non-GAAP financial information is intended to illustrate the material difference between the Company’s income tax expense and income taxes currently payable. These non-GAAP performance measures are consistent with other measurements made by management in the operation of the business which do not consider income taxes except to the extent to which those taxes currently are payable, for example, capital allocation decisions and incentive compensation measurements that are made on a pretax basis.

	Historical Periods
	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2015	2014	2015	2014
	(In thousands, except per share amounts)
Net income, as reported	$7,568	$8,106	$24,152	$23,514
Provision for deferred income taxes	4,816	3,993	14,694	13,381
Adjusted net income	$12,384	$12,099	$38,846	$36,895

Adjusted earnings per common share:
Basic	$0.19	$0.18	$0.59	$0.56
Diluted	$0.19	$0.18	$0.58	$0.53

Weighted average shares outstanding:
Basic	64,373	66,407	65,493	66,313
Diluted	65,951	68,654	67,298	69,042

	Management's Earnings Guidance		Historical Period
	Year Ending January 31, 2016		Year Ended
	From	To	February 1, 2015
	(In thousands, except per share amounts)
Net income, as reported	$33,000	$34,000	$30,060
Charge for settlement of employment contract	-	-	2,464
Provision for deferred income taxes	19,000	19,800	15,729
Adjusted net income	$52,000	$53,800	$48,253

Adjusted earnings per common share:
Basic	$0.80	$0.83	$0.73
Diluted	$0.78	$0.80	$0.70

Weighted average shares outstanding:
Basic	65,000	65,000	66,360
Diluted	67,000	67,000	68,929

KRISPY KREME DOUGHNUTS, INC.

SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1,	November 2,	November 1,	November 2,
	2015	2014	2015	2014
	(In thousands)
Revenues:
Company Stores:
On-premises sales	$47,153	$42,392	$141,606	$122,298
Consumer packaged goods - wholesale sales	40,201	40,187	120,582	119,264
Company Stores revenues	87,354	82,579	262,188	241,562
Domestic Franchise	3,651	3,274	11,296	10,069
International Franchise	6,323	6,852	20,365	20,967
KK Supply Chain:
Total revenues	63,359	61,581	190,345	181,396
Less – intersegment sales elimination	(32,143)	(31,415)	(95,840)	(89,027)
External KK Supply Chain revenues	31,216	30,166	94,505	92,369
Total revenues	$128,544	$122,871	$388,354	$364,967

Operating income:
Company Stores	$4,149	$1,688	$13,098	$8,267
Domestic Franchise	1,962	1,951	6,496	6,007
International Franchise	4,534	5,048	14,925	14,439
KK Supply Chain	11,502	10,210	32,595	31,350
Total segment operating income	22,147	18,897	67,114	60,063
General and administrative expenses	(6,796)	(5,553)	(21,068)	(19,337)
Corporate depreciation and amortization expense	(583)	(373)	(1,724)	(1,106)
Other operating expenses	(1,407)	(102)	(2,947)	(947)
Consolidated operating income	$13,361	$12,869	$41,375	$38,673

Depreciation and amortization expense:
Company Stores	$3,190	$2,711	$9,620	$7,752
Domestic Franchise	16	26	49	121
International Franchise	-	1	-	4
KK Supply Chain	267	169	730	503
Corporate	583	373	1,724	1,106
Total depreciation and amortization expense	$4,056	$3,280	$12,123	$9,486

KRISPY KREME DOUGHNUTS, INC.

SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION
(Unaudited)

	Three Months Ended
	November 1,	November 2,	Change
	2015	2014	vs LY
Company-operated stores (all domestic):
Stores at beginning of period	114	103
Opened	2	2
Acquired (divested)	-	(1)
Stores at end of period	116	104

Domestic Franchise stores:
Stores at beginning of period	173	160
Opened	4	4
Closed	(1)	-
Acquired (divested)	-	1
Stores at end of period	176	165

International Franchise stores:
Stores at beginning of period	758	621
Opened	36	41
Closed	(2)	(6)
Stores at end of period	792	656

Total systemwide store count	1,084	925

Systemwide Sales (in thousands):(1)
Company stores	$86,604	$81,860	5.8%
Domestic Franchise stores	87,413	81,769	6.9%
International Franchise stores	118,015	119,597	(1.3)%
International Franchise stores, in constant dollars(2)	118,015	106,315	11.0%

Company Stores Supplemental Information (in thousands):
Company Stores revenues	$87,354	$82,579	5.8%

Company Stores contribution(3)	$13,439	$10,565	27.2%
Other segment expenses, net (including depreciation and
amortization expense)	9,290	8,877	4.7%
Company Stores operating income	$4,149	$1,688	145.8%

Company Stores contribution margin	15.4%	12.8%	260	basis points

Company Stores - Store Operating Weeks	1,483	1,346	10.2%

Change in Same Store Sales (retail sales only):(4)
Company stores	2.8%	3.8%
Domestic Franchise stores	3.8%	3.4%
International Franchise stores	(13.7)%	(4.1)%
International Franchise stores, in constant dollars(2)	(3.7)%	(2.9)%

Company Stores - Consumer Packaged Goods - wholesale sales:(5)
Change in average weekly number of doors	(0.5)%	4.0%
Change in average weekly sales per door	(0.4)%	0.8%

KRISPY KREME DOUGHNUTS, INC.

SUPPLEMENTAL FINANCIAL AND OPERATING INFORMATION
(Unaudited)

	Nine Months Ended
	November 1,	November 2,	Change
	2015	2014	vs LY
Company-operated stores (all domestic):
Stores at beginning of period	111	95
Opened	7	5
Closed	(3)	-
Acquired (divested)	1	4
Stores at end of period	116	104

Domestic Franchise stores:
Stores at beginning of period	167	159
Opened	13	12
Closed	(3)	(2)
Acquired (divested)	(1)	(4)
Stores at end of period	176	165

International Franchise stores:
Stores at beginning of period	709	574
Opened	101	94
Closed	(18)	(12)
Stores at end of period	792	656

Total systemwide store count	1,084	925

Systemwide Sales (in thousands):(1)
Company stores	$259,904	$239,484	8.5%
Domestic Franchise stores	270,227	253,576	6.6%
International Franchise stores	357,407	348,814	2.5%
International Franchise stores, in constant dollars(2)	357,407	313,343	14.1%

Company Stores Supplemental Information (in thousands):
Company Stores revenues	$262,188	$241,562	8.5%

Company Stores contribution(3)	$41,540	$33,806	22.9%
Other segment expenses, net (including depreciation
and amortization expense)	28,442	25,539	11.4%
Company Stores operating income	$13,098	$8,267	58.4%

Company Stores contribution margin	15.8%	14.0%	180	basis points

Company Stores - Store Operating Weeks	4,421	3,869	14.3%

Change in Same Store Sales (retail sales only):(4)
Company stores	3.1%	1.0%
Domestic Franchise stores	5.7%	3.7%
International Franchise stores	(11.8)%	(3.3)%
International Franchise stores, in constant dollars(2)	(2.7)%	(2.6)%

Company Stores - Consumer Packaged Goods - wholesale sales:(5)
Change in average weekly number of doors	0.1%	1.9%
Change in average weekly sales per door	(0.2)%	(1.6)%

(1)	Systemwide sales, a non-GAAP financial measure, include sales by both Company and franchise Krispy Kreme stores but exclude sales among Company and franchise stores. The Company believes systemwide sales data are useful in assessing consumer demand for the Company’s products, the overall success of the Krispy Kreme brand and, ultimately, the performance of the Company. All of the Company’s royalty revenues are computed as percentages of sales made by the Company’s domestic and international franchisees, and substantially all of KK Supply Chain’s external sales of doughnut mixes and other ingredients ultimately are determined by demand for the Company’s products at franchise stores. Accordingly, sales by the Company’s franchisees have a direct effect on the Company’s royalty and KK Supply Chain revenues, and therefore on the Company’s profitability. The Company’s consolidated financial statements appearing elsewhere herein include sales by Company stores, sales to franchisees by the KK Supply Chain business segment, and royalties and fees received from franchise stores based on their sales, but exclude sales by franchise stores to their customers.
(2)	Computed on a pro forma basis assuming the average rate of exchange between the U.S. dollar and each of the foreign currencies in which the Company’s international franchisees conduct business had been the same in the comparable prior year period.
(3)	Company Stores contribution represents Company Stores revenues less costs of food, beverage and packaging; labor and benefit costs; vehicle costs; occupancy and other store related costs and excludes depreciation and amortization expense; marketing expenses and segment general and administration expenses. Company Stores contribution is a non-GAAP financial measure and the Company believes this is a useful measure to assess and evaluate the performance of its Company Stores segment.
(4)	The change in “same store sales” represents the aggregate retail sales (excluding fundraising sales) during the current year period for all stores which had been open for 18 or more months during the current year period divided by the aggregate retail sales of such stores for the comparable weeks in the preceding year period. Once a store has been open for at least 18 consecutive months, its sales are included in the computation of same stores sales for all subsequent periods. In the event a store is closed temporarily (for example, for remodeling) and has no sales during one or more weeks, such store’s sales for the comparable weeks during the earlier or subsequent period are excluded from the same store sales computation.
(5)	Company Stores consumer packaged goods – wholesale sales “average weekly number of doors” represents the average number of customer locations to which product deliveries to grocers/mass merchants and convenience stores are made during a week by Company Stores and “average weekly sales per door” represents the average weekly sales to each such location by Company Stores.

Krispy Kreme Contacts:

Investor Relations:	Media:

Anita Booe	Darryl Carr
(336) 703-6902	(336) 726-8996
abooe@krispykreme.com	dcarr@krispykreme.com